Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
James River Coal Company:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report on the consolidated financial statements includes an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, during 2006.

/s/ KPMG LLP

Richmond, Virginia
July 9, 2008